Exhibit 10.3

CONSULTING AGREEMENT

THIS AGREEMENT made this 21st day of January 2024 (the “Effective Date”).

BETWEEN: Connexa Sports Technologies Inc., a Delaware corporation (“Company”), and Smartsports LLC, a Delaware limited liability company (“Consultant”).

RECITALS

A. The Company is engaging Consultant as a consultant to provide the services set forth in Annex A hereto (the “Services”).

B. The Company and the Consultant wish to formally record the terms and conditions of such engagement.

C. Each of the Company and the Consultant has agreed to the terms and conditions set forth in this Agreement, as evidenced by their respective execution hereof.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article 1

CONTRACT FOR SERVICES

1.1	Engagement of Consultant; Services. The Company hereby agrees to engage the Consultant on a non-exclusive (but subject to the non-compete restriction set forth below) basis in accordance with the terms and provisions hereof. The Consultant accepts such engagement and agrees to perform the Services by devoting such time and effort as the Consultant deems necessary or expedient to the performance thereof.

1.2	Compensation. The Company agrees to pay to Consultant 200,000 shares of common stock promptly upon execution of this Agreement (the “Shares”). The Company agrees to use its commercially reasonable efforts to prepare and file with the Securities Exchange Commission a registration statement covering the resale of all of the Shares on Form S-1 as soon as is reasonably practicable.

Article 2

CONFIDENTIALITY AND NON-COMPETITION

2.1	Maintenance of Confidential Information.

(a)	Consultant acknowledges that, in the course of performing his obligations hereunder, Consultant will, either directly or indirectly, have access to and be entrusted with confidential, proprietary or non-public information (whether oral, written or by inspection) relating to the Company or its affiliates, associates, customers, business, products, contacts, clients, distributors, lenders, investors, suppliers, manufacturers, intellectual property, know-how, trade secrets and other information to be disclosed by the Company to Consultant or otherwise (the “Confidential Information”).

Connexa Sports Technologies Inc. | 2709 N. Rolling Road, Unit 138 | Windsor Mill, MD 21244

www.connexasports.com

(b)	Consultant acknowledges that the Company’s Confidential Information constitutes a proprietary right which the Company is entitled to protect. Accordingly, the Consultant covenants and agrees that, as long as he is engaged by the Company, the Consultant will keep in strict confidence the Company’s Confidential Information and will not, without prior written consent of the Company, disclose, use or otherwise disseminate the Company’s Confidential Information, directly or indirectly, to any third party.

(c)	Consultant agrees that, upon termination of this Agreement, he will use commercially reasonable efforts to immediately surrender to the Company all Company Confidential Information then in his possession or under his control or, at his option, destroy it and provide the Company with written confirmation of such destruction.

(d)	Consultant agrees not to become directly or indirectly involved with any product or provide any service or assistance to any person or company that competes with the Company’s ball launcher products or at any time during this Agreement and for one year after termination hereof.

2.2	Exceptions. The general prohibition contained in Section 2.1 against the unauthorized disclosure, use or dissemination of the Company’s Confidential Information will not apply in respect of any Company Confidential Information that:

(a)	is available to the public generally;

(b)	becomes part of the public domain through no fault of Consultant;

(c)	is already in the lawful possession of Consultant at the time of receipt of the Company’s Confidential Information; or

(d)	is or has been developed or conceived by Consultant (or his affiliates) independently of and without reference to any information communicated to Consultant;

(e)	is compelled by applicable law or regulation to be disclosed, provided that Consultant gives the Company prompt written notice of such requirement prior to such disclosure and provides commercially reasonable assistance at the request and expense of the Company, in obtaining an order protecting the Company’s Confidential Information from public disclosure.

2.3	Non-Compete. Consultant agrees for the term hereof and for six months after the termination of this Agreement not to perform services similar to the Services for any company that competes with the Company.

Article 3

TERMINATION

The Consultant’s engagement hereunder is for a term of one year (the “Term”), provided that this Agreement may be terminated (a) upon one month’s written notice by either the Company and Consultant for a material breach of this letter by either party that is not cured within 30 days of receipt of written notice (including by email) of such breach.

Connexa Sports Technologies Inc. | 2709 N. Rolling Road, Unit 138 | Windsor Mill, MD 21244

www.connexasports.com

Article 4

MUTUAL REPRESENTATIONS

4.1	Consultant represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof

(a)	will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; and

(b)	do not require the consent of any person or entity.

Consultant further represents and warrants that he will at all times during this Agreement comply with all applicable laws and regulations in the performance of the Services.

4.2	The Company represents and warrants to Consultant that this Agreement has been duly authorized, executed and delivered by the Company and the fulfillment of the terms hereof will not constitute a default under or conflict with any agreement of other instrument to which it is a party or by which it is bound, and does not require the consent of any person of entity.

4.3	Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

Article 5

NOTICES

5.1	Notices. All notices required or allowed to be given under this Agreement must be made either personally by delivery to or by facsimile transmission to the address as hereinafter set forth or to such other address as may be designated from time to time by such party in writing:

(a)	in the case of the Company, to Mike Ballardie, its Chief Executive Officer at with a copy to Mark Radom, its general counsel at and in the case of the Consultant, to:

George Mackin

Email:

Connexa Sports Technologies Inc. | 2709 N. Rolling Road, Unit 138 | Windsor Mill, MD 21244

www.connexasports.com

Article 6

GENERAL

6.1	Independent Contractor. Consultant acknowledges and agrees that he is an independent contractor and not an employee of the Company and will not represent himself as such, as a director of the Company or as having any control of or management role in the Company. Consultant is free to set his own hours, location and methods of performing the Services. Consultant hereby waives to the maximum extent permitted by law any and all rights and protections under applicable law to claim that he is employee or to claim any benefits or rights due to an employee under applicable law.

6.2	Further Assurances. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

6.3	Waiver. No provision hereof will be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement will not be construed as a waiver of a further breach of the same provision.

6.4	Amendments in Writing. No amendment, modification or rescission of this Agreement will be effective unless set forth in writing and signed by the parties hereto.

6.5	Assignment. Except as herein expressly provided, the respective rights and obligations of the Consultant and the Company under this Agreement will not be assignable by either party without the written consent of the other party and will, subject to the foregoing, inure to the benefit of and be binding upon the Consultant and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

6.6	Severability. In the event that any provision contained in this Agreement is declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision will be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which will continue to have full force and effect.

6.7	Headings. The headings in this Agreement are inserted for convenience of reference only and will not affect the construction or interpretation of this Agreement.

6.8	Number and Gender. Wherever the singular or masculine or neuter is used in this Agreement, the same will be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

6.9	Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of New York without reference to its conflicts of laws principles or the conflicts of laws principles of any other jurisdiction, and each of the parties hereto expressly attorns to the jurisdiction of the courts of the State of New York. The sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement will be the applicable state or federal court situated in the State of New York.

6.10	Entire Agreement. This Agreement (including all Annexes thereto) constitutes the entire agreement between the Parties with respect to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to this matter.

Connexa Sports Technologies Inc. | 2709 N. Rolling Road, Unit 138 | Windsor Mill, MD 21244

www.connexasports.com

Signature Page

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

Connexa Sports Technologies Inc.

By:	/s/ Mike Ballardie
Title:	CEO Mike Ballardie

Agreed and accepted:

Consultant

Smary sports LLC

By:	/s/ George Mackin
Name:	George Mackin

Connexa Sports Technologies Inc. | 2709 N. Rolling Road, Unit 138 | Windsor Mill, MD 21244

www.connexasports.com

Annex A

Description of Services

- Assisting in commercial, financing and strategic discussions for the Company.

- Providing transaction structuring advice.

- Introductions to potential investors.

Connexa Sports Technologies Inc. | 2709 N. Rolling Road, Unit 138 | Windsor Mill, MD 21244

www.connexasports.com